--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                LEARN2.COM, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                      75-2480669
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                             1311 Mamaroneck Avenue
                          White Plains, New York 10605
                                 (914) 682-4300

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 STEPHEN P. GOTT
                      President and Chief Executive Officer
                                Learn2.com, Inc.
                             1311 Mamaroneck Avenue
                          White Plains, New York 10605
                                 (914) 682-4300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                               GERALD ADLER, ESQ.
                      Swidler Berlin Shereff Friedman, LLP
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 973-0111

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date of
                          this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                            ---------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           ---------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
      Title of                                         Proposed            Proposed Maximum
     Shares to                Amount to            Maximum Offering            Aggregate               Amount of
    BE REGISTERED            BE REGISTERED          PRICE PER SHARE          OFFERING PRICE        REGISTRATION FEE (2)
    -------------            -------------          ---------------          --------------        ----------------
---------------------------------------------------------------------------------------------------------------------------------
   Common Stock, par
   value $0.01 per share    3,455,902 shares (1)         $3.33                $11,508,153.66                $3,038.15

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Shares of Common Stock which may be offered pursuant to this Registration Statement consisting of 2,950,000 shares issuable upon conversion of Debentures and 505,902 shares issuable upon exercise of Warrants. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 150% of the number of shares of Common Stock issuable in connection with the conversion of the Company's Debentures (based on a conversion price of $6.00) and exercise of the Warrants (based upon an exercise price of $7.41). In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Debentures and the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2)  The Registration Fee has been calculated pursuant to Rule 457 as follows:
     3,455,902 multiplied by .000264 multiplied by $3.33, the average of the bid and asked sales prices of the Registrant's Common Stock as included on The Nasdaq Stock Market on April 5, 2000.

                    -----------------------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                LEARN2.COM, INC.

                               3,455,902 SHARES OF
                                  COMMON STOCK

     We are furnishing this document to you to allow the selling stockholder to sell up to 3,455,902 shares of our common stock. The selling stockholder may sell these shares from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions.

     Our common stock is quoted on The Nasdaq Stock Market under the symbol "LTWO". On April 5, 2000, the closing price of our common stock as reported by The Nasdaq Stock Market was $3.38 per share.

     WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMPANY AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April __, 2000.

                                LEARN2.COM, INC.

     Learn2.com, Inc. provides e-learning solutions for corporate, government and individual clients. Our offerings include engaging online and physical learning and training products and custom development services. This provides us with a competitive advantage toward becoming the solutions providers of choice to our customers.

     Our products provide an engaging learning experience to corporate and individual customers through interactive multimedia and animated tutorials and courseware. Our corporate and government customers have access to these high quality tutorials and additional features such as reporting and administration through www.Learn2University.com. Additionally, through www.Learn2.com, visitors can access our Internet e-learning community that offers tips and step-by-step instructions on a broad spectrum of skills, activities and tasks, as well as our multimedia tutorials. Our e-learning products are also available on CD-ROM and video and can be purchased from major retailers nationwide.

     Through our subsidiary, eTracks.com, Inc., we provide permission e-mail marketing and tracking services to companies that engage in commerce and advertising on the Internet as well as other companies that have a need for these services. e-Tracks' services include e-mail creation, delivery, tracking and response analysis for a high volume of client e-mail accounts in a short period of time. We have also developed a proprietary member database of over 600,000 Internet users who have opted to receive promotional e-mails. Our clients can supplement their internally developed customer lists with our member database. In addition, through periodic e-mails we market various electronics and other products to our members. The demand for permission e-mail marketing and tracking services has increased substantially over the past few years and we expect that the demand will continue to grow for the foreseeable future. We believe that e- Tracks' technology enables more robust and useful tracking capabilities than its competitors.

     Our goal is to become the world's leading provider of engaging e-learning products and services. To achieve this goal, we expect to focus on our four primary objectives: creating a trusted brand, developing and owning creative and engaging content, enhancing our patented state-of-the-art technologies and offering custom services to meet the needs of our clients. In 1999, we changed our company's name from 7th Level, Inc. to Learn2.com, Inc. We made the change to create a single recognized brand that more closely aligned our corporate identity with our product and service offerings.

     Learn2.com, Inc. was incorporated on April 28, 1993 under the laws of the State of Delaware. Our principal executive offices are located at 1311 Mamaroneck Avenue, White Plains, New York 10605. Our telephone number is (914) 682-4300. Our Website is at www.Learn2.com. Information contained on our Website is not part of this Prospectus.

                                  RISK FACTORS

OUR LIMITED HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

We have an evolving and unpredictable business model. In addition, we face intense competition and we must manage effectively our growth and respond quickly to rapid changes in customer demands and industry standards. We may not succeed in addressing these challenges and risks.

WE ANTICIPATE INCREASED OPERATING EXPENSES AND MAY EXPERIENCE LOSSES.

We expect our operating expenses to continue to increase significantly as we expand our sales and marketing operations, continue to develop and extend our products and services and develop and acquire complementary businesses and technologies. As a result, we may experience significant losses on a quarterly and annual basis.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT.

As of December 31, 1999, we had an accumulated deficit of approximately $126.0 million. We expect to incur net losses through at least the end of 2000 and may continue to incur net losses thereafter.

WE ARE MAKING A SUBSTANTIAL INVESTMENT IN OUR BUSINESS AND MAY NEED TO RAISE ADDITIONAL FUNDS.

We recently raised $10.0 million through the issuance of convertible debentures. Additional funds may be raised in order to develop, acquire and/or market products, businesses or technologies. These funds may be raised through joint ventures, the sale of assets, the incurrence of debt, or the issuance of securities. If additional funds are raised through the issuance of equity or convertible securities, your percentage ownership in Learn2.com will be reduced. Also, these securities may have rights, preferences or privileges senior to our common stock. However, it is possible that additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to realize our business plan.

AS A RAPIDLY-GROWING COMPANY IN THE EMERGING E-LEARNING MARKET, WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN REVENUES AND OPERATING RESULTS, WHICH COULD CAUSE OUR SHARE PRICE TO BE VOLATILE.

Due to the emerging nature of the e-learning market, we may be unable to forecast our revenues and profitability accurately. We expect our revenues and operating results to vary significantly from quarter to quarter depending on:

-    Our ability to attract and retain customers, and other marketing partners.
- The number of tutorials our corporate customers license and the number of users who license tutorials through our other marketing partners.

- The amount and timing of operating costs and capital expenditures relating to the expansion of our business, including costs associated with our introduction of new or enhanced services and with upgrading and developing our systems and infrastructure.
-    The seasonality of our operating results.
-    The future development of the e-learning market.

Because many of our costs are fixed and are based on anticipated revenue levels, variations in the timing of revenue recognition could cause significant variations in operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our sales and operating results are not necessarily meaningful and may not be accurate indicators of future performance. If our future operating results are below the expectations of securities analysts or investors, the trading price of our common stock is likely to fall.

WE OPERATE IN A RAPIDLY CHANGING, HIGHLY COMPETITIVE MARKET AND WE MAY NOT HAVE ADEQUATE RESOURCES TO COMPETE SUCCESSFULLY.

The e-learning market is evolving quickly and is subject to rapid technological change, shifts in customer demands and evolving industry standards. To succeed, we must continue to expand our tutorial offerings and upgrade our technologies. We may not be able to do so successfully. If we fail to anticipate or respond adequately to changes in technology and customer preferences, or we have any significant delays in tutorial development or introduction, our competitors may be able to attract and maintain a greater customer base.

The e-learning market is characterized by significant price competition. We expect to face increasing price pressures from competitors as customers demand more value for their budgets. This could result in reduced operating margins, as well as loss of market share and brand recognition.

Although the e-learning market is highly fragmented with no single competitor accounting for a dominant market share, competition is intense. Our competitors vary in size and in the scope and breadth of the tutorials and services they offer. Several of our competitors have longer operating histories and significantly greater financial, technical and marketing resources. We anticipate that the lack of significant entry barriers to the e-learning market will allow other competitors to enter the market, increasing competition.

OUR BUSINESS WILL SUFFER IF E-LEARNING IS NOT WIDELY ACCEPTED.

The market for e-learning solutions is new and evolving. We expect that we will engage in intensive marketing and sales efforts to enable prospective customers to learn about the benefits of our e-learning solutions. There are a number of factors that could impact the acceptance of our e-learning solutions, which are new and largely untested compared to more established training and educational methods, including:

- Companies that have historically relied on, or invested in, traditional training and educational methods may be reluctant or slow to adopt Web-based e-learning solutions;

- Many of our potential customers have allocated only a limited portion of their budgets to e-learning; and
-    End users may not use e-learning solutions effectively.

If the market for e-learning fails to develop or develops more slowly than we expect, we will not achieve our growth and revenue targets and the value of our common stock will likely decline.

THE SUCCESSFUL OPERATION OF OUR BUSINESS DEPENDS UPON A CONTINUAL SUPPLY OF CONTENT OTHER THAN RELATED TO OUR CURRENT LIBRARY.

Our inability in the future to obtain content from third parties or to develop our own content could result in delays in product introductions or shipments. We depend on the quality and reliability of the content licensed and timely delivery of this content by our sources. Although we have agreements specifying the terms of the licenses, these agreements may not be enforceable. We believe that we can arrange alternate sources for some or all of our content, but our inability to provide content to our customers and prospects on a timely basis could affect the performance of our business.

WE MUST DELIVER TUTORIALS THAT MEET THE NEEDS OF OUR CUSTOMERS OR OUR BUSINESS WILL SUFFER.

To be competitive, we must develop and introduce on a timely basis new tutorial offerings which meet the needs of companies seeking to use our e-learning solutions. Furthermore, the viability of our e-learning solutions depends in large part on our ability to frequently update our tutorials and develop new content as the underlying subject matter changes.

THE VARIABILITY AND LENGTH OF OUR SALES CYCLE FOR OUR E-LEARNING SOLUTIONS MAY MAKE OUR OPERATING RESULTS UNPREDICTABLE AND VOLATILE.

The period between our initial contact with a potential customer and the first purchase of our product by that customer typically ranges from three to nine months and in some cases may be as long as two years. Because we rely on large sales for a substantial portion of our revenues, these long sales cycles can have a particularly significant effect on our financial performance in any quarter. Factors which may contribute to the variability and length of our sales cycle include:

- The time required for potential customers to learn about the benefits of our e-learning solutions.
- The time it takes our potential customers to assess the value of e-learning solutions compared to more traditional solutions.
- The time it takes our potential customers to evaluate competitive e-learning solutions.
-    Our potential customers' internal budget and approval processes.
- The extended periods most large corporations and government entities require to make purchasing decisions.

As a result of our lengthy sales cycle, we have only a limited ability to forecast the timing and size of specific sales and thus to predict quarterly financial performance.

WE ALSO DEPEND ON MAJOR RETAILERS TO MARKET OUR PRODUCTS.

Recently, as a result of our acquisition of ViaGrafix, we have begun to rely on direct and indirect sales to major retailers. These sales accounted for approximately 20% of our 1999 revenues and approximately 34% of our fourth quarter 1999 revenues. We will continue to invest significant resources to expand our relationships with these retailers and to develop relationships with new retailers. However, these retailers or other retailers may not continue to provide shelf space and marketing for our products. This failure of retailers to effectively market our products could have a material adverse effect on our business and financial condition.

Indirect sales of products are supplied to certain retailers through distributors including Ingram and Tech Data. We do not have a written agreement with Ingram and neither Ingram nor Tech Data are required to make any minimum purchases. If either or both of these distributors do not actively market our products or if they fail to maintain their relationships with major retailers, our sales could be impacted materially and adversely. In March 2000, a major indirect retail customer has notified us that it intends to change the distributor from which it purchases our products. This could result in a decrease in product purchases by this retailer. Also, both Ingram and Tech Data do and may continue to sell our competitors' products.

WE EXPECT TO RELY ON RESELLERS, INCLUDING INTERNET MERCHANTS, TO ENHANCE SALES.

Our resellers may not devote the resources necessary to provide effective sales and marketing resources to support us. A significant portion of our growth strategy is to increase sales of our products and services over the Internet. We currently have relationships with online services and Internet content providers. Additionally, we have relationships with authorized resellers. Our distribution agreements are not exclusive and may be terminated upon certain conditions. Certain agreements with our distribution partners do not require minimum purchase commitments or have payment terms for periods up to two years and other agreements permit the reseller to return products. These contracts may not result in revenues. We may not be successful in either expanding our current relationships, or attracting new Internet merchants. The failure to do so could significantly impact our ability to increase sales.

Some of our resellers are small organizations with limited capital. Accordingly, if a significant number of these resellers were to experience financial difficulties, or otherwise become unable or unwilling to promote, sell or pay for our products, our results of operations could be affected adversely.

OUR PRODUCTS ARE DESIGNED FOR MICROSOFT TECHNOLOGIES.

Our products are designed primarily for Microsoft technologies. We believe that Microsoft technologies are and will continue to be, widely utilized by our customers. However, if these customers do not actually adopt and continue to utilize these technologies as anticipated or in the future migrate to other computing technologies that we do not support, we may have to spend significant capital and other resources including personnel to adapt our products to these alternative technologies. Our streaming technology does not currently function in a Linux environment.

OUR FUTURE GROWTH DEPENDS ON THE ABILITY TO RETAIN KEY PERSONNEL AND SUCCESSFUL HIRING AND RETENTION, PARTICULARLY WITH RESPECT TO SALES, MARKETING AND DEVELOPMENT PERSONNEL, AND WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO SUCCEED.

We are dependent on the continued services of Stephen P. Gott, our President and Chief Executive Officer and Donald Schupak, Chairman of the Board. If either one of them were to leave our company, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary company and industry knowledge.

We may not be able to retain our key executives and engineers. We expect to continue to hire additional product development, sales and marketing, production and accounting staff. We may not be successful in attracting, retaining or motivating key personnel. Our industry is experiencing a shortage in qualified personnel. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business may be affected adversely.

WE FACE A RISK OF SYSTEM FAILURE.

Our operations depend to a significant extent on our ability to maintain our computer and telecommunications systems. We must also protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Although we have arranged a back-up for our network control, this measure does not eliminate the risk to our operations from a natural disaster or system failure. In addition, growth of our customer base may strain the capacity of our computer operations center and telecommunications systems and/or lead to degradations in performance or system failure. Any damage to or loss of our computer and telecommunications networks including our operations center could adversely affect the performance of our business.

UNAUTHORIZED BREAK-INS TO OUR SERVICE COULD HARM OUR BUSINESS.

Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete customer transactions. In addition, unauthorized persons may improperly access our data. To date, we have not experienced any unauthorized break-ins by "hackers" who may try to damage or change our system or take confidential information. Any actions like these could harm us. Actions like these may be very expensive to remedy and could damage our reputation and discourage new and existing users from purchasing our products and services.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE THE COMPANIES THAT WE HAVE ACQUIRED.

As part of our business strategies, we have completed three acquisitions: Street Technologies, Inc. (now known as Learn2, Inc.), Panmedia Corporation and ViaGrafix Corporation. In combining these entities, we have faced risks and continue to face risks of integrating our business. This process of integration may take a significant period of time and will require the dedication of management and other resources, which may distract management's attention from our other operations.

We intend to continue pursuing selective acquisitions of businesses, technologies and product lines as a key component of our growth strategy. Any future acquisition or investment may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including:

- Difficulties in the integration and assimilation of the operations, technologies, products and personnel of an acquired business.
-    Diversion of management's attention from other business concerns.
-    Availability of favorable acquisition financing for future acquisitions.
-    Potential loss of key employees of any acquired business.

Our inability to successfully integrate any acquired company could adversely affect our business.

AMORTIZATION OF INTANGIBLE ASSETS, WHICH REPRESENT APPROXIMATELY 53% OF OUR ASSETS AS OF DECEMBER 31, 1999, WILL HAVE AN ADVERSE IMPACT ON OUR FINANCIAL RESULTS.

Approximately $40.4 million or 53% of our assets as of December 31, 1999 consisted of intangible assets, including goodwill arising from our acquisitions. This amount will be amortized over five to twenty years. This non-cash expense, some of which is not tax deductible, will reduce net income or increase net loss in each amortization period. This reduction in our net income or increase in our net loss may have an adverse effect on the market price of our common stock. In addition, we may never realize the value of our intangible assets. We evaluate current events and circumstances to determine whether the remaining balance of our intangible assets will be recoverable. If we deem all or part of our intangible assets to be not recoverable, we would reduce the carrying value of our intangible assets, which could have a material adverse effect on our operating results for the period in which the reduction is recognized.

Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business.

In addition, the market price of our common stock may decline as a result of a merger or acquisition if:

- We do not achieve the perceived benefits as rapidly or to the extent we anticipate.
- The effect on our financial results is not consistent with the expectations of securities analysts.
-    The dilution of our common stock negatively affects our stock price.

WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY.

Successfully achieving our growth plan depends on our ability to:

-    Continue to develop and market our products and services.
-    Maintain and increase our customer base.
-    Effectively integrate businesses and technologies.

-    Continue to identify, attract, retain and motivate qualified personnel.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

Many parties are actively developing and improving technologies which compete with our proprietary technologies and patents. We believe that these parties will continue to take steps to protect these technologies, including seeking patent protection. As a result, we believe that disputes regarding the ownership of these technologies could arise in the future.

Third parties may assert claims against us alleging infringement of patents, copyrights, trademark rights, trade secret rights or other proprietary rights or alleging unfair competition. In the event that we determine that licensing patents or other proprietary rights is appropriate, we may not be able to license proprietary rights on reasonable terms or at all. As the number of products in our target markets increase and the functionality of these products further overlap, we may become increasingly subject to infringement claims. We may incur substantial expenses in defending against third-party infringement claims regardless of the merit of those claims. In the event that there is a determination that we have infringed third-party proprietary rights, we could incur substantial monetary liability and be prevented from using the rights in the future.

OUR INTELLECTUAL PROPERTY RIGHTS ARE COSTLY AND DIFFICULT TO PROTECT.

We rely on a combination of the following to protect our intellectual property rights:

-    Patents.
-    Trade secrets.
-    Copyright and trademark laws.
-    Nondisclosure agreements.
-    Other contractual provisions and technical measures.

None of these protections may be adequate to prevent our competitors from copying or reverse-engineering our products, concepts, tradenames and trade dress. Furthermore, none of these protections prohibit our competitors from independently developing technologies that are substantially equivalent or superior to our technologies.

We license certain products under shrink-wrap licenses that are not signed by our licensees. These shrink-wrap licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries in which our products are or may be licensed do not protect us to the same extent as the laws of the United States.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Third parties may infringe or misappropriate our patents, trademarks or other proprietary rights, which could have a material adverse effect on our business, results of operations or financial condition.

While we enter into confidentiality agreements with our employees, consultants and strategic partners and generally control access to and distribution of our proprietary information, the steps we have taken to protect our proprietary rights may not prevent misappropriation. We also attempt to register our trademarks and service marks. However, we may not receive approval on all of our trademark registrations or patent applications. Even if they are approved, such trademarks or patents may be successfully challenged by others or invalidated. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been and we expect to continue to be, subject to claims alleging infringement of the trademarks and other intellectual property rights of third parties. These claims and any resulting litigation, if it occurs, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

CHANGES IN LAWS RELATING TO DATA COLLECTION AND USE PRACTICES AND THE PRIVACY OF INTERNET USERS AND OTHER INDIVIDUALS COULD HARM OUR BUSINESS.

Websites usually place certain information ("cookies") on a user's hard drive usually without the user's knowledge or consent. Websites use cookies for a variety of reasons. We employ the use of cookies on our Website. Certain currently available Internet browsers allow users to modify their browser settings to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and use of certain information regarding Internet users. These limitations may limit our ability to track or collect and use information in certain European countries. Because regulations have not been adopted at this time, we cannot yet determine the full impact of the directive on us if any.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS.

Our license agreements with customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain state and foreign jurisdictions.

NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED SEVERELY.

Our net operating loss carryforwards were approximately $85.0 million as of December 31, 1999. These net operating loss carryforwards expire at various dates through 2019 and under Section 382 of the Internal Revenue Code are limited due to ownership changes. Future stock issuances may result in future ownership changes of our company under Section 382. Section

382 contains rules that limit the ability of a company to offset pre-ownership change net operating losses and credit carryovers against post-ownership change taxable income. As a result, our ability to utilize our net operating loss carryforwards could be limited severely.

DUE TO OUR USE OF THE INTERNET, INTRANETS, WEB SERVERS AND BROWSERS AS PRESENTATION VEHICLES FOR OUR TUTORIALS, OUR SUCCESS DEPENDS ON CONTINUED DEVELOPMENT AND MAINTENANCE OF THESE TECHNOLOGIES BY OTHER COMPANIES.

Our success is dependent on the continued growth and maintenance of the Internet, intranets, Web servers and browsers over which we present our tutorials. Several factors over which we have no control, including concerns related to security, compatibility, cost, ease of use and access, could limit future growth in the Internet, intranet, Web server and browser use, which would limit or prevent implementation of our growth strategy.

WE FACE LEGAL UNCERTAINTIES RELATING TO THE INTERNET IN GENERAL AND TO OUR INDUSTRY IN PARTICULAR AND MAY BECOME SUBJECT TO COSTLY GOVERNMENT REGULATION.

The applicability to the Internet of existing laws is uncertain and developing with regard to many issues, including sales tax, intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, export of encryption technology and personal privacy.

There are an increasing number of laws and regulations pertaining to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. In addition, it is possible that more laws and regulations may be adopted with respect to the Internet, such as laws or regulations relating to user privacy, taxation, e-mail, pricing, Internet access, content, copyrights, distribution and characteristics and quality of products and services. Various state statutes govern private post-secondary educational institutions. We are uncertain whether states will attempt to apply these statutes to regulate the offering of tutorials over the Internet.

Changes in existing laws and the adoption of additional laws or regulations may decrease the popularity or limit expansion of the Internet. A decline in the growth of the Internet could decrease demand for our tutorials and services and increase our cost of doing business.

OUR BUSINESS COULD BE HARMED BY CONSUMERS' CONCERNS ABOUT THE SECURITY OF TRANSACTIONS OVER THE INTERNET.

We believe that concerns regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevent many potential customers from engaging in online transactions. Our success may depend on our ability to add sufficient security features to our e-commerce engine and to instill confidence in those features to our customers. If we fail to do so, we may not realize our business plan.

OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT TO DO SO AND AT PRICES YOU FIND ATTRACTIVE.

The trading price of our common stock can fluctuate significantly. For example, during the 52 week period ended February 29, 2000, the market price of our common stock ranged from $2.72 to $10.00. The stock price may fluctuate in response to a number of events and factors, including:

-    Quarterly variations in operating results.
- Announcements of technological innovations or new products and services by us or our competitors.
-    Changes in financial estimates and recommendations by securities analysts.
- The operating and stock price performance of other companies that investors may deem comparable.
-    News reports relating to trends in our markets.

In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may affect adversely the price of our common stock, regardless of operating performance. A drop in the market price of our common stock may affect adversely our business and financial opportunities.

CERTAIN EVENTS COULD RESULT IN A DILUTION OF YOUR OWNERSHIP OF OUR COMMON STOCK.

As of April 4, 2000, we had approximately 52.7 million shares of our common stock outstanding and approximately 12.2 million shares of our common stock equivalents including convertible notes, warrants and stock options. The exercise prices and conversion prices, as the case may be, of the common stock equivalents range from $0.01 to $7.97 per share. These common stock equivalents also provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers and other certain transactions. If one or more of these events occurs the number of shares of our common stock that may be issued upon conversion or exercise would increase. If converted or exercised these securities will result in a dilution to your percentage ownership of our common stock. In addition, if we continue to acquire new companies through the issuance of common or preferred stock your percentage of ownership may be diluted.

SHARES ELIGIBLE FOR FUTURE SALE

     As of April 4, 2000, $10,000,000 aggregate principal amount of Debentures were issued and outstanding. If converted on April 4, 2000, the Debentures would have been convertible into approximately 1,666,667 shares of common stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock. Purchasers of common stock could therefore experience substantial dilution of their investment upon conversion of the Debentures. The Debentures are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of common stock into which the Debenture may be converted are being registered pursuant to this registration statement.

     As of April 4, 2000, warrants to purchase 337,268 shares of common stock issued to the purchasers of the Debentures were outstanding. These warrants are exercisable over the next five years at a price of $7.41, which price may be adjusted from time to time under certain antidilution provisions. The shares of common stock issuable upon exercise of these warrants are being registered pursuant to this registration statement.

     As of April 4, 2000, there were no shares of common stock reserved for issuance upon exercise of our outstanding warrants and options other than those issued in connection with the Debentures and an additional 4,007,869 shares of common stock were reserved for issuance upon conversion of the Debentures and exercise of the warrants issued in connection with the Debentures. At April 4, 2000, there were 52,669,124 shares of common stock outstanding. Of these outstanding shares, 42,188,831 were freely tradeable without restriction under the Securities Act unless held by affiliates.

WE WILL CONTINUE TO EXPAND INTO INTERNATIONAL MARKETS IN WHICH WE HAVE LIMITED EXPERIENCE.

A part of our strategy is to develop international markets. We have entered into distribution arrangements in the United Kingdom, France, Germany, Japan, Australia, Canada and Brazil. We or our partners may not be able to successfully market our products and services in foreign markets.

We have limited experience in developing localized versions of our products and marketing our products and services internationally. We rely on the efforts and abilities of our international business partners in those activities.

In addition to uncertainty about our ability to continue to generate revenues and expand our international presence, we face certain risks inherent in doing business internationally, including:

-    Local economic and market conditions.
-    Difficulties in enforcing intellectual property and contractual rights.
- The need for compliance with a variety of international and United States export regulations.
-    Unexpected changes in regulatory requirements.
-    Trade barriers.
- Difficulties in staffing and managing international operations because of distance, language and cultural differences.
-    Longer payment cycles.
-    Currency exchange rate fluctuations.
-    Problems in collecting accounts receivable.
-    Political and economic instability.
-    Export restrictions.
-    Seasonal fluctuations in business activity.
-    Potentially adverse tax consequences.

One or more of these factors could have a material adverse effect on our future international presence and, consequently, on our business, operating results and financial condition.

                               RECENT DEVELOPMENTS

RGC INTERNATIONAL INVESTORS FINANCING

     On March 10, 2000, we entered into a Securities Purchase Agreement with RGC International Investors, LDC which provides for the issuance of a $10.0 million 6% convertible debenture to RGC due March 10, 2003 that may be converted into 1,666,667 shares of common stock. The debenture is convertible at any time, in whole or in part, at the option of the holder at a conversion price of $6.00 per share (approximated market value of our common stock on March 10, 2000) and is subject to anti-dilution provisions. The conversion price of the debenture may also be reset to the market value of our common stock on the first and second anniversary of the convertible debenture if the price of our common stock declines below the initial or adjusted conversion price on such anniversaries. Under certain conditions, we have the right to redeem the debenture. In addition, we granted RGC a five year warrant to purchase 337,268 shares of our common stock exercisable at $7.41 per share. The value of this warrant will be recorded as debt discount and amortized over the life of the related debt.

     USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock described in this document. The selling stockholders will receive all of the proceeds from the sale of the common stock described in this prospectus.

                                 DIVIDEND POLICY

     We have never declared cash dividends on our common stock. We intend to retain any earnings to finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

                               SELLING STOCKHOLDER

CERTAIN INFORMATION ABOUT RGC INTERNATIONAL INVESTORS

     The number of shares set forth in the table for RGC International Investors represents an estimate of the number of shares of common stock to be offered by RGC International Investors. The actual number of shares of common stock issuable upon conversion of the Debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. Under the terms of the Debentures, if the Debentures had been actually converted on April 4, 2000, the conversion price would have been $6.00. The warrants issued in connection with the Debentures are exercisable into 337,268 shares of common stock at an exercise price of $7.41.

     Under the terms of the Debentures and the related warrants, the Debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted Debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with
Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for RGC International Investors exceeds the number of shares of common stock that RGC International Investors could own beneficially at any given time through their ownership of Debentures and the warrants. In that regard, the beneficial ownership of the common stock by RGC International Investors set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.



                                                                          NUMBER OF
                                            BENEFICIAL OWNERSHIP          SHARES TO           BENEFICIAL OWNERSHIP
                                              OF COMMON STOCK             BE SOLD IN            OF COMMON STOCK
                                             PRIOR TO OFFERING             OFFERING              AFTER OFFERING
STOCKHOLDER                                NUMBER          PERCENT                          NUMBER          PERCENT
-----------                                ------          -------        ----------        ------          -------
RGC International Investors,               3,455,902            --         3,455,902            --               0%
LDC


                              PLAN OF DISTRIBUTION

     The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

     - on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading;

     - in privately-negotiated transactions;

     - through the writing of options on the shares;

     - short sales; or

     - any combination thereof.

     The sale price to the public may be:

     - the market price prevailing at the time of sale;

     - a price related to such prevailing market price;

     - at negotiated prices; or

     - such other price as the selling stockholders determine from time to time.

The shares may also be sold pursuant to Rule 144. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the securities act or the exchange act, or the rules and regulations under such acts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the exchange act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the securities act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                                     EXPERTS

     The consolidated financial statements and financial statement schedule of Learn2.com, Inc. incorporated by reference herein and in the registration statement, have been audited by Arthur Andersen LLP, as of December 31, 1999 and for each of the years in the three-year period ended December 31, 1999, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and therein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                  ADDITIONAL INFORMATION MADE AVAILABLE TO YOU

     This prospectus is part of a registration statement on Form S-3 that we are filing with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the sec.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. our File Number is 0-24936.

     You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.    Northwest Atrium Center      7 World Trade Center
Room 1024                 500 West Madison Street      Suite 1300
Washington, D.C. 20549    Suite 1400                   New York, New York 10048
                          Chicago, Illinois 60661

     You may call the SEC at 1-800-732-0330 for further information about the public reference room.

     We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's world wide web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq Stock Market. Reports, proxy and information statements and other information concerning Learn2.com, Inc. may be inspected at the NASDAQ stock market at 1735 K Street, NW, Washington, D.C. 20006.

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "Incorporate by Reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the securities exchange act of 1934, as amended, until the selling stockholders have sold all the shares of common stock described in this prospectus.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1.   Our annual report on Form 10-K for the year ended December 31, 1999.
     2. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC under the exchange act.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to: Learn2.com, Inc., 1311 Mamaroneck Avenue, White Plains, New York 10605, Attention: Chief Executive Officer, or by Telephone (914) 682-4300.

                  FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS
                          MAY NOT PROVE TO BE ACCURATE

     This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made.

     These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus or made in documents incorporated into this prospectus, describe factors that could contribute to or cause differences between our expectations and actual results.

     We have described many of these factors in "Risk Factors" and "Learn2.com, Inc." Because of these risks and uncertainties, the forward-looking information contained in this prospectus may not in fact occur or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee......     $ 3,038.15
Printing and Engraving...................................     $ 6,000.00
Legal Fees and Expenses..................................     $10,000.00
Accounting Fees and Expenses.............................     $10,000.00
Miscellaneous............................................     $ 1,500.00
         Total...........................................     $30,538.15


     All of the above items, except the registration fee, are estimated. All expenses incurred in connection with this offering will be borne by Learn2.com.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The indemnification of officers and directors of the registrant is governed by Section 145 of the general corporation law of the state of Delaware (the "DGCL") and the restated certificate of incorporation and by-laws of the registrant. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the delaware court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Subsections (a) and
(b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under Subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

     Article Eighth of the Restated Certificate of Incorporation of the registrant, as amended (the "Certificate"), provides that no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Tenth of the Registrant's Certificate entitles directors and officers of the registrant to indemnification to the fullest extent permitted by
Section 145 of the DGCL, as the same may be supplemented from time to time. The certificate further provides that the registrant may, to the fullest extent authorized by the Board of Directors, indemnify any employee or agent of the registrant.

     Pursuant to Section 145(g) of the DGCL, the registrant's by-laws, as amended, authorize the registrant to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the registration cannot indemnify its officers and directors. The registrant maintains a primary directors and officers liability and company reimbursement policy which, among other things, provides for payment up to $3 million on behalf of any of the registrant's past, present or future directors or officers against loss (as defined in such policy). The registrant also maintains a supplemental insurance and company reimbursement policy providing for, among other things, payment up to $2 million on behalf of any of the registrant past, present or future directors or officers against loss (as defined in such policy).

ITEM 16.          EXHIBITS

     The following exhibits are filed as part of this Registration Statement:



          EXHIBIT   DESCRIPTION

          5.1       Opinion of Swidler Berlin Shereff Friedman, LLP
          10.1      Warrant issued to RGC International Investors, LDC
                    (incorporated by reference into the Company's Current Report on Form 8-K (Commission File No. 000-24936) filed with the
                    Commission on March 15, 2000).
          10.2 Securities Purchase Agreement, dated as of March 10, 2000, by and among Learn2.com, Inc. and RGC International
                    Investors, LDC (incorporated by reference into the Company's
                    Current Report on Form 8-K (Commission File No. 000-24936) filed with the Commission on March 15, 2000).
          10.3 Registration Rights Agreement, dated as of March 10, 2000, by and among Learn2.com, Inc. and RGC International
                    Investors, LDC (incorporated by reference into the Company's
                    Current Report on Form 8-K (Commission File No. 000-24936) filed with the Commission on March 15, 2000).




          10.4      6% Convertible Debenture issued to RGC International
                    Investors, LDC (incorporated by reference into the Company's
                    Current Report on Form 8-K (Commission File No. 000-24936) filed with the Commission on March 15, 2000).
          23.1      Consent of Arthur Andersen LLP
          23.2      Consent of Swidler Berlin Shereff Friedman, LLP (included in
                    Exhibit 5.1)
          24.1      Power of Attorney (appears on signature page)


ITEM 17.          UNDERTAKINGS


          (a)       The undersigned registrant hereby undertakes:

                         (1) To file, during any period in which offers or sales
are being made, a post-effective amendment to this Registration Statement:

                              (i)       To include any prospectus required by
                                        Section 10(a)(3) of the Securities Act
                                        of 1933;

                              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.
                                        Notwithstanding the foregoing, any
                                        increase or decrease in volume of
                                        securities offered (if the total dollar
                                        value of securities offered would not
                                        exceed that which was registered) and
                                        any deviation from the low or high end
                                        of the estimated maximum offering range
                                        may be reflected in the form of
                                        prospectus filed with the SEC pursuant
                                        to Rule 424(b) promulgated under the
                                        Securities Act of 1933 if, in the
                                        aggregate, the changes in volume and
                                        price represent no more than a 20%
                                        change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this
                                        Registration Statement or any material
                                        change to such information in this
                                        Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Learn2.com pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                         (2) That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of White Plains, State of New York, on this 7th day of April, 2000.

                        LEARN2.COM, INC.

                        By:   /S/ MARC E. LANDY
                           ---------------------------------------
                           Name:  Marc E. Landy
                           Title: Chief Financial Officer, Executive Vice
                                  President and Secretary

          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Stephen P. Gott and Marc E. Landy, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



     SIGNATURE                          TITLE                                                       DATE
     ---------                          -----                                                       ----


 /s/ JAMES A. CANNAVINO
-----------------------               Director                                                    April 7, 2000
James A. Cannavino


 /s/ ROBERT ALAN EZRIN                 Vice Chairman of the Board of Directors
----------------------                 and Director                                               April 7, 2000
Robert Alan Ezrin


 /s/ STEPHEN P. GOTT                   President, Chief Executive Officer and
--------------------                   Director (Principal Executive Officer)                     April 7, 2000
Stephen P. Gott


 /s/ MARC E. LANDY                     Chief Financial Officer, Executive Vice President and
------------------                     Secretary (Principal Financial and Accounting Officer)
Marc E. Landy                          Chairman of the Board of Directors                         April 7, 2000


 /s/ DONALD SCHUPAK
-------------------                    Chairman of the Board of Directors                         April 7, 2000
Donald Schupak


                                LEARN2.COM, INC.

                                    FORM S-3
                             REGISTRATION STATEMENT

                                  EXHIBIT INDEX





          EXHIBIT   DESCRIPTION
          -------   -----------
           5.1      Opinion of Swidler Berlin Shereff Friedman, LLP
          10.1      Warrant issued to RGC International Investors, LDC
                    (incorporated by reference into the Company's Current Report on Form 8-K (Commission File No. 000-24936) filed with the
                    Commission on March 15, 2000).
          10.2      Securities Purchase Agreement, dated as of March 10, 2000, by and among Learn2.com, Inc. and RGC International
                    Investors, LDC (incorporated by reference into the Company's
                    Current Report on Form 8-K (Commission File No. 000-24936)
                    filed with the Commission on March 15, 2000).
          10.3      Registration Rights Agreement, dated as of March 10, 2000, by and among Learn2.com, Inc. and RGC International
                    Investors, LDC (incorporated by reference into the Company's
                    Current Report on Form 8-K (Commission File No. 000-24936)
                    filed with the Commission on March 15, 2000).
          10.4      6% Convertible Debenture issued to RGC International
                    Investors, LDC (incorporated by reference into the Company's
                    Current Report on Form 8-K (Commission File No. 000-24936)
                    filed with the Commission on March 15, 2000).
          23.1      Consent of Arthur Andersen LLP
          23.2      Consent of Swidler Berlin Shereff Friedman, LLP
                   (included in Exhibit 5.1)
          24.1      Power of Attorney (appears on signature page)
